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                                                                    EXHIBIT 99.1


                      AMENDMENT NO. 1 TO RIGHTS AGREEMENT


          AMENDMENT NO. 1 TO RIGHTS AGREEMENT, dated as of October 19, 1998 (this "Amendment"), by and between McKesson Corporation, a Delaware corporation (the "Company"), and First Chicago Trust Company of New York, a New York trust company (the "Rights Agent").

                                   RECITALS

          WHEREAS, the Company and the Rights Agent are parties to a Rights Agreement, dated as of October 21, 1994, by and between McKesson Corporation and the Rights Agent (the "Rights Agreement");

          WHEREAS, the Company, HBO & Company, a Delaware corporation ("HBOC"), and McKesson Merger Sub, Inc. ("Merger Sub"), a Delaware corporation and a wholly owned subsidiary of the Company, have entered into an Agreement and Plan of Merger, dated as of October 17, 1998 (the "Merger Agreement"), pursuant to which Merger Sub will merge with and into HBOC, with HBOC as the surviving corporation and becoming a wholly owned subsidiary of the Company (the "Merger");

          WHEREAS, the Company, as a condition of and inducement to its willingness to enter into the Merger Agreement, contemporaneously with the execution thereof, entered into a Stock Option Agreement (the "Company Stock Option Agreement") granting to HBOC an option to purchase, upon the occurrence of certain events set forth in the Company Stock Option Agreement, 19,759,717 shares of Common Stock, as such shares are defined in the Company Stock Option Agreement, equal to 19.9% of the shares of Common Stock outstanding as of the date of the Company Stock Option Agreement, subject to adjustment pursuant to certain customary anti-dilution provisions contained therein, together with any Rights issued pursuant to the Rights Agreement, at a purchase price of $88.6875 per share;

          WHEREAS, the board of directors of the Company (the "Board of Directors") has approved the Merger Agreement, the Merger, the Company Stock Option Agreement and the transactions contemplated under each of the Merger Agreement and the Company Stock Option Agreement; and

          WHEREAS, pursuant to Section 26 of the Rights Agreement, the Board of Directors has determined that this Amendment is necessary, desirable and in the best interests of the stockholders of the Company.

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Accordingly, the parties agree as follows:

          1. AMENDMENT TO SECTION 1(a). Section 1(a) of the Rights Agreement is hereby amended to add the following sentence at the end thereof:

          "Notwithstanding anything in this Amendment to the contrary, HBOC shall not be deemed to be an "Acquiring Person" solely as a result of (i) the execution of the Merger Agreement, (ii) the execution of the Company Stock Option Agreement or (iii) the consummation of the transactions contemplated by the Merger Agreement and the Company Stock Option Agreement."

          2. AMENDMENT TO SECTION 1. Section 1 of the Rights Agreement is hereby amended by adding the following subsections (al), (am), (an), (ao) and
(ap) at the end thereof:

          "(al) "McKesson Merger Sub" shall mean McKesson Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of the Company.

          (am) "HBOC" shall mean HBO & Company, a Delaware corporation, and its subsidiaries.

          (an) "Company Stock Option Agreement" shall mean that certain Stock Option Agreement, dated October 17, 1998, pursuant to which the Company has granted to HBOC an option to purchase 19,759,717 shares of Common Stock equal to 19.9% of the shares of Common Stock outstanding as of the date of the Company Stock Option Agreement, together with any Rights issued pursuant to this Agreement, at a purchase price of $ 88.6875 per share.

          (ao) "Merger" shall mean the merger of McKesson Merger Sub with and into HBOC, with HBOC as the surviving corporation and becoming a wholly owned subsidiary of the Company, pursuant to the terms and conditions of the Merger Agreement.

          (ap) "Merger Agreement" shall mean that certain Agreement and Plan of Merger, dated as of October 17, 1998, by and among the Company, HBOC and McKesson Merger Sub."

          3. AMENDMENT TO SECTION 11(a)(ii). Section 11(a)(ii) of the Rights Agreement is hereby amended to add the following sentence at the end thereof:

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          "Notwithstanding anything in this Amendment to the contrary, (i) the execution of the Merger Agreement, (ii) the execution of the Company Stock Option Agreement or (iii) the consummation of the transactions contemplated by the Merger Agreement or the Company Stock Option Agreement, shall not be deemed to be a Section 11(a)(ii) Event and shall not cause the Rights to be adjusted or exercisable under this Agreement."

          4. AMENDMENT TO SECTION 13(d). Section 13(d) of the Rights Agreement is hereby amended to add the following sentence at the end thereof:

          "Notwithstanding anything in this Amendment to the contrary, (i) the execution of the Merger Agreement, (ii) the execution of the Company Stock Option Agreement or (iii) the consummation of the transactions contemplated by the Merger Agreement or the Company Stock Option Agreement, shall not be deemed to be a Section 13 Event and shall not cause the Rights to be adjusted or exercisable under this Agreement."

          5. EFFECTIVENESS. This Amendment shall be deemed effective as of the date hereof. Except as amended hereby, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected by this Amendment.

          6. SEVERABILITY. If any provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, illegal or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be effected, impaired or invalidated.

          7. GOVERNING LAW. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by, and construed in accordance with, the laws of such state applicable to contracts to be made and performed entirely within such state.

          8. COUNTERPARTS. This Amendment may be executed in any number of counterparts, each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.


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          9.   MISCELLANEOUS.  All capitalized terms in this Amendment, unless otherwise defined herein, shall have the meaning ascribed to them in the Rights Agreement.


          EXECUTED as of the date set forth above.

                                        McKESSON CORPORATION

                                        By:  /s/ Nancy A. Miller
                                           ------------------------------------
                                           Name:  Nancy A. Miller
                                           Title: Vice President and
                                                  Corporate Secretary

                                        FIRST CHICAGO TRUST COMPANY OF NEW YORK

                                        By:  /s/ Joanne Gorostiola
                                           ------------------------------------
                                           Name:  Joanne Gorostiola
                                           Title: Assistant Vice President

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